Aames 2000-1

Mortgage Pass-Through Certificates

REO Report for May 25, 2001 Distribution
REO Report - Mortgage Loans that Become REO During Current Distribution
SUMMARY			LOAN GROUP

Total Loan Count = 5			Loan Group 1 = Fixed Group; REO Book Value = Not Available
Total Original Principal Balance = 362,000.00			Loan Group 2 = Adjustable 1 Group; REO Book Value = Not Available
Total Current Balance = 336,756.49			Loan Group 3 = Adjustable 2 Group; REO Book Value = Not Available
REO Book Value = Not Available

REO Book Value reported corresponds to total REO loans, including loans that become REO during current distribution.

Loan Number	Original	Stated		Current	State &
&	Principal	Principal	Paid to	Note	LTV at	Original	Origination
Loan Group	Balance	Balance	Date	Rate	Origination	Term	Date

2092014 1	120,000.00	119,959.48	Aug-01-00	11.250%	PA - 80.00%	360	Jun-30-00
2095227 1	25,000.00	-	Aug-01-00	13.780%	OH - 35.00%	360	Aug-01-00
2097155 1	20,000.00	20,000.00	Sep-01-00	14.482%	TN - 50.00%	180	Aug-18-00
2102029 2	116,000.00	115,911.31	Sep-01-00	10.700%	CA - 80.00%	360	Jun-30-00
2091740 3	81,000.00	80,885.70	Sep-01-00	9.750%	CA - 66.00%	360	Jun-02-00

Page 17 of 27	© COPYRIGHT 2001 Deutsche Bank